STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 12th day of November, 2010, by and among VALIANT HEALTH CARE, INC., a Florida corporation (together with its successors and assigns, “Valiant” or the “Buyer”), ATLANTIC MEDICAL SUPPLY, INC., a Florida corporation (the “Company”), and Luis  E. Mejer, Jr. (“Mejer”) and Wilfredo Enrique Martinez (“Martinez”) (collectively where appropriate Mejer and Martinez are referred to as the “Shareholders” and each individually a “Shareholder”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing a full line of durable medical products and services in south Florida;

WHEREAS, the Shareholders own all of the issued and outstanding shares of the capital stock of the Company (the “Company Stock”);

WHEREAS, the Shareholders desire to sell, and the Buyer desires to purchase, the Company Stock pursuant to this Agreement (the “Acquisition”); and

WHEREAS, it is the intention of the parties hereto that upon consummation of the purchase and sale of the Company Stock pursuant to this Agreement, the Buyer shall own all of the issued and outstanding shares of capital stock of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

SALE OF STOCK

1.1                  Sale of Stock.  Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the Shareholders shall sell, assign, transfer and deliver the Company Stock to the Buyer, and the Buyer shall purchase the Company Stock from the Shareholders.

1.2                  Initial Purchase Price and Other Consideration.  The purchase price for the Company Stock (the “Purchase Price”) will be as provided below.  Upon the terms and subject to the conditions of this Agreement, and in consideration of the sale, assignment, transfer, conveyance and delivery of the Company Stock, the Buyer will deliver or cause to be delivered the Purchase Price as follows:

(a)           at the Initial Closing (as defined herein) and in exchange for 49% of the Company Stock, the Buyer shall pay to the Shareholders 1,500,000 unregistered Class A common shares of Valiant, $.0001 par value, which are the same as, and contain the same rights as, Buyer’s existing Class A common shares currently outstanding (the “Shares”).  The Shareholders agree and acknowledge that the Shares are “restricted securities” pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended, and may only be transferred in compliance with applicable regulations pertaining thereto.  The distribution of the funds referred to in Section 1.2(b) and of the Shares to each of the Shareholders will be made at the cost of Valiant and pursuant to the allocation provided in Exhibit A.  The parties hereto agree that until such time as a Final Closing (as defined herein) shall occur, neither party shall under any circumstances sell, assign, or otherwise transfer or use as collateral for any loan or other form of indebtedness either the Company Stock or the Shares as it relates to such party.

(b)           within 180 days from the date of this Agreement, a Final Closing shall occur and the Buyer shall pay to the Shareholders One Million Five Hundred Thousand Dollars ($1,500,000) by wire transfer for the remaining 51% of the Company Stock of the Shareholders and options to purchase 250,000 shares of the Buyer’s Class A common stock at an exercise price of $0.52 per share for a two-year term.  In the event that Buyer is unable to pay this additional consideration within the 180 day timeframe, then this Agreement shall be terminated and the Buyer shall (i) return the 49% of Company Stock it has received pursuant to Section 1.2(a) above and (ii) subject to Section 8.1(a) pay the Shareholders $30,000; and the Shareholders will be obligated to return 92.5% of the Shares and keep the remaining 7.5% (112,500 shares).

(c)           at and as of any Final Closing for the remaining 51% of Company Stock described above in Section 1.2(b), but not before such date and except as provided below, the debts and liabilities of the Company shall be assumed by the Buyer.  It is agreed to by the parties that Buyer shall only assume those equipment or other personal property leases and any other assumed agreements that have been incurred in the ordinary course of business consistent with past practices under which the lease or other payments are “current” as of the Final Closing Date and all of such leases or agreements that are being assumed are listed on Schedule 1.2(c)(1).  It is also agreed to by the parties that Buyer shall not be assuming any other outstanding loans, lines of credit, credit card debt or any outstanding tax liabilities, all such excluded liabilities being listed on Schedule 1.2(c)(2) shall be the responsibility of the Shareholders.  Finally, the parties hereto agree that all accounts receivable of the Company existing as of the Final Closing Date and listed on Schedule 1.2(c)(3) shall remain the property of the Shareholders and that in the event that Buyer receives payment for any of these receivables, such amount shall be transferred to the Shareholders.

1.3                  Time and Place of Closing.  The initial closing of the transactions contemplated by Section 1.2(a) of this Agreement (the “Initial Closing”) shall take place at 10:00 a.m. on November 9, 2010, or at such other time as the Parties may mutually agree (the date on which the Initial Closing actually occurs, the “Initial Closing Date”).  The place of the Closing shall be at the offices of Valiant, 3111 N. University Dr., Suite 625, Coral Springs, Florida 33065, or such other location as may be mutually agreed by the parties.  The closing of the transactions contemplated by Section 1.2(b) of this Agreement (the “Final Closing”) shall be at such time and location as may be mutually agreed by the parties (the date on which the Final Closing actually occurs, the “Final Closing Date”.

1.4                  Deliveries at Initial Closing.

(a)          Deliveries by the Shareholders and the Company.  At the Initial Closing, the Shareholders and the Company shall deliver to the Buyer:

(i)           stock certificates representing the 49% of the Company Stock, endorsed in blank or accompanied by stock powers executed in blank.

(b)          Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Shareholders and the Company:

(i)           the Purchase Price in accordance with Section 1.2(a) hereof.

1.5                  Deliveries at Final Closing.

(a)          Deliveries by the Shareholders and the Company.  At the Final Closing, the Shareholders and the Company shall deliver to the Buyer:

(i)           stock certificates representing the 51% of the Company Stock, endorsed in blank or accompanied by stock powers executed in blank; and

(ii)          the documents referred to in Sections 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.13 hereof

(b)          Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Shareholders and the Company:

(i)           the Purchase Price in accordance with Section 1.2(b) hereof; and

(ii)          the documents referred to in Sections 6.2, 6.3, 6.4, 6.5 and 6.6 hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE
COMPANY

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Buyer and Valiant shall rely thereon, the Shareholders and the Company hereby jointly and severally represent and warrant to Valiant, as of the date hereof and as of each of the Initial Closing Date and any Final Closing Date (but, for the avoidance of doubt, not as of any date subsequent to the Final Closing Date), as set forth.  (Information set forth in the Schedules attached hereto specifically refers to the article and section of this Agreement to which such information is responsive.  To avoid unnecessary redundancy, an item disclosed in one Schedule need not be disclosed again in another Schedule if one disclosure satisfactorily and substantially discloses the information sought in the other).

2.1                  Corporate.

(a)           Organization.  The Company is a corporation duly organized, validly existing and (where applicable) in good standing under the laws of its state of incorporation. The Company has elected to be taxed as an “S–corporation”.  No entity has ever merged with or been consolidated into the Company.

(b)           Corporate Power.  The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.  The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect (as defined in Section 2.21 hereof).

(c)           Subsidiaries.  Except as set forth in Schedule 2.1(c), the Company does not currently own, and has never owned, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business.

(d)           Corporate Documents, Etc.  Copies of the certificate or articles of incorporation and bylaws of the Company, including any amendments thereto, which have been delivered by the Company to the Buyer are true, correct and complete copies of such instruments as presently in effect.  The corporate minute book and stock records of the Company which have been furnished to the Buyer for inspection are true, correct and complete in all material respects, including all transactions and actions with respect to the capital stock of the Company.

(e)           Capitalization and Title to Company Stock.  The authorized capital stock of the Company is as set forth in Schedule 2.1(e).  No shares of such capital stock are issued and outstanding except for shares identified in Schedule 2.1(e).  The shares of capital stock of the Company are owned of record and beneficially by the Shareholders in the amounts set forth in Schedule 2.1(e), which sets forth the address of each of the Shareholders.  Except as set forth in Schedule 2.1(e), all shares of capital stock identified on Schedule 2.1(e) are validly issued, fully paid and nonassessable and the Shareholders have full power and authority to convey, free and clear of all liens, encumbrances, equities, restrictions, claims and obligations of every kind ("Encumbrances"), all such shares of capital stock and, upon delivery of such shares of capital stock, as provided in Section 1.4, the Buyer will acquire good and marketable title to the Company Stock, free and clear of all Encumbrances.  Except as set forth on Schedule 2.1(e), there are no (i) securities convertible into or exchangeable for any of the capital stock or other securities of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company, or securities which are convertible into or exchangeable for capital stock or other securities of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.  Schedule 2.1(e) sets forth, with respect to each issuance of stock of the Company, the date of issuance, the purchaser(s), and the consideration received therefor.  Except as set forth on Schedule 2.1(e), no person or entity has, or ever has had, any ownership interest in the assets, properties or business of the Company.  There are no options, contracts, commitments, agreements, understandings or arrangements of any kind to purchase any ownership interest in the Company or any of its properties, business or assets.

2.2                  Authorization; Validity.  The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby (such other agreements, instruments and documents sometimes referred to herein as the “Ancillary Instruments”) and the performance of the obligations set forth herein and therein, have been duly authorized by the Board of Directors of the Company and the Shareholders, as may be required by applicable law, and no other or further act on the part of the Company or the Shareholders is necessary therefor.  The Shareholders have unanimously approved this transaction.  This Agreement and the Ancillary Instruments have been duly and validly executed and delivered by the Shareholders and the Company and assuming the due authorization, execution and delivery of this Agreement and the Ancillary Instruments by the appropriate parties, this Agreement and the Ancillary Instruments constitute and will constitute the legal, valid and binding obligations of the Shareholders and the Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.  The remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.3                  No Violation.  Except as set forth on Schedule 2.3, no consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable the Shareholders or the Company to enter into and perform their respective obligations under this Agreement and the Ancillary Instruments and to consummate the transactions contemplated hereby and thereby, and neither the execution and delivery of this Agreement and the Ancillary Instruments nor the consummation of the transactions contemplated therein will:

(a)           be in violation of the articles of incorporation or bylaws of the Company or constitute a breach of the terms of any evidence of indebtedness or agreement relating to the Company’s business to which the Company is a party;

(b)          cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any asset of the Company or the Company Stock is subject or under any contract relating to the Company’s business to which the Company is a party, or permit the termination of any such contract by another person;

(c)           result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any asset of the Company or the Company Stock under any agreement or commitment to which the Company is bound;

(d)          accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness of the Company or a Shareholder to accelerate the maturity of any such indebtedness;

(e)           conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality binding on the Company or a Shareholder; or

(f)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the properties or business of the Company.

2.4                  Financial Statements.  Attached as Schedule 2.4 are copies of the Company’s financial statements for the two fiscal years immediately preceding the date of this Agreement (the “Company Statements”).  Except as provided on Schedule 2.4, the Company Statements were prepared from the books and records of the Company in a manner substantially conforming to U.S. generally accepted accounting principles (“GAAP”) and present the financial condition of the Company in accordance with GAAP as of the date thereof.

2.5                  Accounts Receivable; Absence of Undisclosed Liabilities.

(a)           Accounts Receivable.  To the best of the  Shareholders’ knowledge and belief, (i) all accounts receivable of the Company reflected on the Company Statements, other than as described in Schedule 2.5(a), and those arising since the date of the Company Statements, represent arm’s length sales actually made in the ordinary course of business; should be collected in the ordinary course of business not later than the 120-day anniversary of the Closing Date (without regard to reserves); are subject to no counterclaim or set off; and are not in dispute and (ii)  items contained in Schedule 2.5(a) should be collected no later than the first anniversary of the Closing Date.  Schedule 2.5(a) contains an aged schedule of accounts receivable with respect to the Company included in the Company Statements and as of a date not more than 20 days prior to the date hereof.

(b)           Absence of Undisclosed Liabilities.  All liabilities, commitments or obligations of the Company with respect to the Company’s business (whether secured or unsecured and whether accrued, absolute, contingent, direct or indirect or otherwise and whether due or to become due) are set forth or adequately reserved against in the Company Statements, except for commercial liabilities and obligations incurred since the date of the Company Statements in the ordinary course of business and consistent with past practice and which will not have a Material Adverse Effect.  The total of all such non-ordinary course of business liabilities in respect of accounts payable incurred since the date of the Company Statements through the date of this Agreement, does not exceed $10,000. Except as set forth on Schedule 2.5(b) hereto and to the extent described in the Company Statements, the Shareholders have no knowledge of any basis for the assertion against the Company of any liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, known to the Shareholders which may likely give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice.

2.6                  Title to Properties; Encumbrances.

(a)           Merchantable Title.  Except as set forth in Schedule 2.6(a), the Company has good and merchantable title to all of its assets, businesses and properties used or useful in the Company’s business and necessary to permit the Company to carry on the Company’s business as presently conducted, and with respect to real property leased by the Company for use in the Company’s business, good and marketable leasehold estates or lessee's interests, including, without limitation, all such properties (tangible and intangible) reflected in the Company Statements (except for inventory disposed of in the ordinary course of business since the date of such Company Statements) free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, mineral rights, charges or Encumbrances of any nature whatsoever (collectively, “Liens”) except, in the case of real property identified on Schedule 2.1l(a), for Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Company Statements), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized (the “Permitted Liens”).  None of the assets, business or properties of the Company used or useful in the Company’s business are subject to any restrictions with respect to the transferability thereof and title thereto will not be affected in any way by the transactions contemplated hereby other than as disclosed in Schedule 2.6(a).

(b)           Condition.  Except as set forth on Schedule 2.6(b), all property and assets owned or utilized by the Company in the Company’s business are in good operating condition and repair (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and were sufficient to carry on the Company’s business as conducted during the preceding 12 months.

2.7                  Inventory.  All inventory of the Company is reflected on Schedule 2.7, and all such inventory consists of a quality and quantity useable and saleable in the ordinary course of business not later than the first anniversary of the Closing Date (except for immaterial amounts and except as otherwise indicated on Schedule 2.7) and has a commercial value at least equal to the value shown on Schedule 2.7, which value has been established in accordance with GAAP at the lower of cost or market.  Except for certain inventory consigned to certain customers of the Company (the value of which is immaterial to the value of the inventory listed on Schedule 2. 7), all inventory of the Company with respect to the Company’s business is located on Real Property (as hereinafter defined) of the Company.

2.8                  Compliance with Laws.

(a)           Compliance.  Except as set forth on Schedule 2.8(a), to the best of Shareholders’ knowledge and belief, the Company (including all of its operations, practices, properties, real or personal, owned or leased, and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), a violation of which, if uncured, would have a Material Adverse Effect, including, without limitation, Laws applicable to the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, Medicare and Medicaid compliance and the Environmental Laws (as hereinafter defined).  Except as set forth in Schedule 2.8(a), neither the Company nor any of its affiliates has at any time owned any Real Property (as hereinafter defined).  Except as set forth in Schedule 2.8(a), neither the Company, nor to the knowledge of the Shareholders, any landlord of the Company, has received notice of any violation or alleged violation of, or is subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws.  To the knowledge of the Shareholders after due inquiry, all reports and returns required to be filed by the Company with any governmental authority have been filed, and were accurate and complete when filed.  Without limiting the generality of the foregoing:

(i)           Neither the Company nor the Shareholders have received any notice of or otherwise have any knowledge about any claim or likely potential claim that the operation of the Company’s business as now conducted or any condition existing at any of the facilities in which the Company’s business is conducted allegedly constitutes a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such businesses or the manner in which they are now conducted;

(ii)           the Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and, to the knowledge of the Shareholders after due inquiry, each of such accounts has a positive balance;

(iii)           the Company, for the past three (3) years, has not been required to file any reports under the federal Occupational Safety and Health Act of 1970, as amended, or under all other applicable health and safety laws and regulations, except for reports, the failure to file which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Licenses and Permits.  Except as set forth on Schedule 2.8(b), to the best of Shareholders’ knowledge and belief, the Company does not require any licenses, permits, approvals, authorizations, or consents from any governmental and regulatory authorities for the conduct of the Company’s business (as presently conducted as proposed to be conducted), or for the operation of the facilities.  To the best of Shareholders’ knowledge and belief, the Company (including its operations, properties, whether owned or leased, and assets) (i) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents applicable to the conduct of the Company’s business in the State of Florida, and (ii) except for such items, the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect, is and has been in compliance with all such permits and licenses, approvals, authorizations and consents applicable to the conduct of the Company’s business outside of the State of Florida.

(c)           Environmental Matters.  The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, release or threatened release of pollutants, contaminants, asbestos, lead-based paints, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws.” Except as set forth on Schedule 2.8(c), including, if any, the Phase I environmental reports attached thereto, to the knowledge of the Shareholders after due inquiry, no Waste exists on or under the Real Property (as defined in Section 2.11(a) herein) and neither the Company, nor, to the knowledge of the Shareholders, any of its predecessors in title, or any other person, has ever used the Real Property for the processing, handling, manufacture, generation, treatment, storage, or disposal of any Waste, nor has the Real Property been used as a landfill or as a dump for garbage, refuse or Waste.  Without limiting the generality of the foregoing provisions of this Section 2.8, the Company is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.  Except as specifically described in Schedule 2.8(c), there is no civil, criminal or administrative action, suit, demand, notice or demand letter, claim, hearing, notice of violation, investigation or proceeding pending, or, to the knowledge of the Shareholders after due inquiry, threatened, against the Company, or to the knowledge of the Shareholders after due inquiry, any landlord of the Company, relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.  Except as set forth in Schedule 2.8(c), there are no past or present (or, to the best of the knowledge of the Company and the Shareholders) future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, remediation plan, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

(d)           HIPAA/GLB/Business Associate Compliance.   To the extent applicable to Company, the Company, in its ordinary business operation, has complied and is currently in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations and with the requirements of all applicable state regulations implementing Title V of the Gramm-Leach-Bliley Act (“GLB”) that are applicable to Company’s relationship with any Business Associate (as such term is defined in HIPAA and/or GLB).  To the extent that Company has access to Protected Health Information (“PHI”), and except as necessary to complete the transactions contemplated by this Agreement or for internal management and compliance purposes, Company agrees to not use or further disclose PHI other than as permitted or required by HIPAA or as required by law.  Company has developed, documented, implemented, maintained, and used appropriate safeguards to prevent disclosure of PHI other than as provided for by this Agreement.  These safeguards include proper training and discipline of workforce and restrictions on physical access.  The safeguards will be designed to preserve the integrity and confidentiality of, and to prevent intentional or unintentional non-permitted or violating use or disclosure of PHI.  Company agrees to mitigate, to the extent practicable, any harmful effect that is known to Company of a use or disclosure of PHI by Company in violation of the requirements of this Agreement or applicable law.  Company has entered into appropriate Business Associate Agreements as required by HIPAA in which it agrees to ensure that any agent, including a subcontractor, to whom it provides PHI, received from, or created or received by Company either directly or on behalf of any Business Associate, agrees to the same restrictions and conditions that apply through this Agreement to Company with respect to such information.

2.9                  Litigation.  Except as set forth in Schedule 2.9, there is no action, suit, arbitration proceeding, investigation or inquiry, pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the knowledge of the Shareholders, threatened against the Company or its directors (in their capacity as officers or directors of the Company), business or assets, nor do the Shareholders know, or have grounds to know, of any reasonable basis for any such proceedings, investigations or inquiries.  Schedule 2.9 also identifies all such actions, suits, proceedings, investigations and inquiries to which the Company or any of the Company’s directors (in their capacity as officers or directors of the Company) have ever been parties, wherein either the amount in controversy exceeded $10,000 or the relief sought or requested required remedial action other than the payment of money.  Except as set forth in Schedule 2.9, neither the Company, its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

2.10                  Contracts and Commitments.

(a)           Real Property Leases.  Except as set forth in Schedule 2.10(a), the Company does not have any leases of real property which are used or useful in the Company’s business.

(b)           Personal Property Leases.  Except as set forth in Schedule 2.10(b), the Company does not have any leases of personal property which are used or useful in the Company’s business involving consideration or other expenditure in excess of $1,000 or involving performance over a period of more than six (6) months.

(c)           Purchase Commitments.  The Company does not have any purchase commitments for inventory items or supplies for use in the Company’s business that, together with amounts on hand, constitute in excess of three months normal usage, or which are at an excessive price.

(d)           Sales Commitments.  Except as set forth on Schedule 2.10(d), the Company does not have any sales contracts or commitments to customers with respect to the Company’s business which aggregate in excess of $10,000 to any one customer (or group of affiliated customers).  The Company does not have any sales contracts or commitments with respect to the Company’s business except those made in the ordinary course of business, at arm’s length.

(e)           Contracts With Certain Persons.  The Company does not have any agreement, understanding, contract or commitment (written or oral) with any current or former officer, director, employee, agent, or consultant with respect to the Company’s business that is not cancelable by the Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

(f)           Power of Attorney.  The Company has not given any power of attorney with respect to the Company’s business, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

(g)           Collective Bargaining Agreements.  The Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

(h)           Loan Agreements.  Except as set forth in Schedule 2.10(h), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

(i)            Guarantees.  Except as set forth in Schedule 2.10(i), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

(j)            Contracts Subject to Renegotiation.  Except as set forth on Schedule 2.10(j), the Company is not a party to any contract with any governmental body (with respect to the Company’s business) which is subject to renegotiation.

(k)           Burdensome or Restrictive Agreements.  The Company is not a party to or bound by any agreement, deed, lease or other instrument with respect to the Company’s business which is so burdensome as to materially restrict the operation of the Company’s business.  Without limiting the generality of the foregoing, the Company is not a party to or bound by any agreement requiring the Company to assign any interest in any trade secret or proprietary information, or with respect to the Company’s business, prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

(l)            Other Material Contracts.  Except as described in Schedule 2.10(l) or in any other Schedule, the Company does not have any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of its business.

(m)         No Default.  The Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any obligations of the Company thereunder, result in the creation of any Lien on any of the assets owned, used or occupied by the Company in connection with the Company’s business or give rise to an automatic termination, or the right of discretionary termination thereof.  No third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

2.11                  Real Estate.

(a)           Real Property.  Except as set forth in Schedule 2.11(a), the Company (nor any Affiliate of the Company (as defined in Section 2.21(m)) does not now own and has not at any time during the course of its existence or during the course of the existence of any predecessor to the Company owned any real property.  Schedule 2.11(a) sets forth all real property used or occupied by the Company in the conduct of the Company’s business (the “Real Property”).  Schedule 2.11(a) identifies the leases (oral or written) and all amendments thereto and extensions thereof, under which the Company now uses any such Real Property (the “Leases”), as well as any guarantors of tenant’s obligations under such Leases, true and correct copies of which written Leases (or descriptions of oral Leases or arrangements) the Company has delivered to the Buyer. Schedule 2.11(a) further identifies any lease under which any subtenants, tenants, assignees, licensees, concessionaires or other entities, other than the Company, have a right to occupy all or any portion of the Real Property, and true and correct copies of all such leases have been delivered by the Company to the Buyer (or, if an oral arrangement, such arrangements have been fully described on Schedule 2.11(a)).  Except where the absence thereof would not have a Material Adverse Effect, all of the Real Property has permanent rights of access to dedicated public highways.  The Company and the Shareholders have no notice or knowledge of any fact or condition existing on the Real Property which would prohibit or adversely affect the ordinary rights of access to and from the Real Property, and there is no pending or threatened restriction or denial, governmental or otherwise, with respect to such ingress and egress.  Except where the absence thereof would not have a Material Adverse Effect, all of the Real Property is serviced by public utilities.

(b)           No Condemnation or Expropriation.  Neither the whole nor any portion of the property or any other assets of the Company used or useful in the Company’s business is currently subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of the Shareholders has any such condemnation, expropriation or taking been proposed.

(c)           Leases.  All of the Leases, true and complete copies of which have been delivered or made available to the Buyer, are in effect and the Company is not in default under or with respect to any material term of the Leases, nor has the Company received or sent any notice of any default under or with respect to any of the same.  No other party to any of the Leases is in material default under or with respect to any of the same.

2.12                  Trade Rights.

(a)           Schedule 2.12 lists all Trade Rights (as defined below) of the type described in clauses (i), (ii), (iii) and (iv) and, to the extent practicable, clause (v) of Section 2.12(e) in which the Company (with respect to its business) now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by it, and also indicating which of such Trade Rights are registered or in the process of registration.

(b)           All Trade Rights shown as registered in Schedule 2.12 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

(c)           To conduct the Company’s businesses as such is currently being conducted, the Company does not require any Trade Rights that it does not already have.  To the knowledge of the Shareholders, the Company is not infringing nor has it infringed any Trade Rights of another in the operation of its business, nor, to the knowledge of the Shareholders, is any other person infringing the Trade Rights of the Company.  The Company has not granted any license or made any assignment of any Trade Rights listed on Schedule 2.12, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others.  There are no inquiries, investigations, claims or litigation, challenging or threatening to challenge the right, title and interest of the Company with respect to its continued use and right to preclude others from using any of its Trade Rights.  All Trade Rights of the Company are enforceable and in good standing.  The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Company.

(d)           The Company has used commercially prudent efforts to protect the Trade Rights owned or used by it.

(e)  As used herein, the term “Trade Rights” shall mean and include:  (i) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee and third party covenants and agreements respecting confidentiality, intellectual property and non-competition (including, without limitation, agreements executed by potential purchasers of the Company’s businesses, or any part thereof) and all other types of intellectual property.

2.13                  Broker’s or Finder’s Fees. Except as set forth on Schedule 2.13, no agent, broker, person or firm acting on behalf of the Company or the Shareholders is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

2.14                  Employee Benefit Plans.

(a)           Disclosure.  Schedule 2.14(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by the Company in the Company’s business (“Company Employees”).  The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to the Buyer.  No Employee Plan/Agreement is a “multi-employer plan” (as defined in Section 401 of ERISA), and the Company has never contributed or been obligated to contribute to any such multi-employer plan.

(b)           Prohibited Transactions.  There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its respective assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA or the Code.

(c)           Payments and Compliance.  With respect to each Employee Plan/Agreement, all payments due from the Company to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid, have been properly recorded on the books of the Company and to the extent they relate to employees employed by the Company as of the date thereof, are reflected in the Company Statements in such detail as required by the format of those Statements.

(d)           Post-Retirement Benefits.  With respect to each Employee Plan/Agreement which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such Employee Plan/Agreement provides medical or death benefits with respect to current or former employees, directors or consultants of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code; (ii) each such Employee Plan/Agreement has been administered in compliance with Sections 601-608 of ERISA and 4980B(f) of the Code; and (iii) no such Employee Plan/Agreement has reserves, assets, surpluses or prepaid premiums.

(e)           No Triggering of Obligations.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, any payment pursuant to any “golden parachute” or other agreement providing for payment to any employee of the Company upon a change in control of the Company, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(f)           Future Commitments.  The Company does not have any announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

2.15                  Employment Compensation.  Schedule 2.15 contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives for services rendered or otherwise, the annual salary, average commission, or hourly wage compensation of each such employee, and any bonus paid to each respective employee relating to services rendered during the 2009 fiscal year and for the first  two quarters of 2010. Copies of all W-2 forms distributed to each employee of the Company in respect of compensation received from the Company in the 2009 tax year and the first two quarters of 2010 have been provided to or made available to Buyer.

2.16                  Labor Matters.  To the best of Shareholders’ knowledge and belief, the Company is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours and authorizations, except for such matters of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.  To the best of Shareholders’ knowledge and belief, the Company has paid or caused to be paid all compensation, including bonuses and accrued vacation pay, if any, due and payable to its employees through the date hereof and will cause such amounts to be paid through the Closing Date. Within the last five (5) years the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements.  Except to the extent set forth in Schedule 2.16, (i) there is no unfair labor practice charge or complaint against the Company pending or threatened; (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company nor any secondary boycott with respect to products of the Company; (iii) no question concerning representation has been raised or is threatened respecting the employees of the Company; and (iv) no grievance which might have a Material Adverse Effect.

2.17                  Tax Matters.

(a)           Provision For Taxes.  The provision made for taxes on the Company Statements is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, for which the Company may be liable at the date of such Company Statements and for all years and periods prior thereto.  Since the date of such Company Statements, the Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

(b)           Tax Returns Filed.  Except as set forth on Schedule 2.17(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company as of the date of this Agreement have been timely filed (or if filed late, all applicable penalties and interest have been paid) and, when filed, were true and correct in all material respects, and the taxes shown as due thereon were paid, adequately accrued or timely contested in good faith.  True and complete copies of the tax returns filed by the Company for the three (3) most recent fiscal years have been delivered to the Buyer.  The Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid or owing to its respective employees, independent contractors or other third parties.

(c)           Tax Audits.  The federal and state income tax returns of the Company have not been audited by the Internal Revenue Service (“IRS”) or any state taxing authorities and the Company has not received from the IRS or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

(d)           S - Corporation Status.  The Company has been an “S-corporation” within the meaning of the Code at all times since its incorporation.

(e)           Other Tax Matters.  The Company is not a party to any tax allocation or sharing agreement.  The Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) and (ii) has no liability for the taxes of any person or entity under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

2.18                  Insurance.

(a)         Policies in Effect.  Set forth in Schedule 2.18(a) is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Company, true and correct copies of which have heretofore been delivered to the Buyer.  All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company as set forth therein; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.  The Company has not been refused any insurance with respect to any aspect of the operation of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years.  To the knowledge of the Shareholders, the Company has duly and timely made all material claims it has been entitled to make under each policy of insurance.  The Shareholders have no notice or knowledge of any claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Shareholders know of no basis for denial of any claim under any such policy.  Except as set forth on Schedule 2.18(a), the Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or termination of such policy or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy, and the Shareholders have no knowledge of any act or omission of the Company which could result in cancellation of any such policy prior to its scheduled expiration date.

(b)         Workers’ Compensation Coverage.

(i)           Current Claims. Set forth separately in Schedule 2.18(b) is a list of all claims made for work-related injuries or other work-related claims for which the Company or the Company’s insurer has continuing obligations to any current or former employee of the Company under any state workers’ compensation law or any policy of workers’ compensation insurance, including, without limitation, the obligation to pay temporary or total disability benefits, medical benefits, periods of open medical treatment which may require payments of medical benefits in the future, or any other obligations (the “Workers’ Compensation Claims”), and (2) a list of all the current or former employees of the Company who have or had a Workers’ Compensation Claim, including current or former employees of the Company who have given notice to the Company of an injury or work-related claim which has not yet resulted in a Workers’ Compensation Claim, including the date of the accident or occurrence giving rise to such claim, the total payments made to or on behalf of such current or former employee and, if known, the date on which any obligations to each such employee terminate.

(ii)           Increased Risk or Premium.  The Company has never been denied workers’ compensation insurance or been placed in a high-risk or increased-risk pool or been categorized under a similar rating system reflecting an above-average incidence of work-related injuries for purposes of determining the Company’s workers’ compensation insurance premium.

2.19                  Liens. There have been no liens filed, including liens released by payment, bond to discharge lien, or otherwise, against the premises of any project on which the Company was the general contractor by any subcontractor, materialman, supplier or other party in the past five (5) years, and neither the Company nor the Shareholders have been provided any notice or been given any other reason to believe, foresee or otherwise anticipate the filing of any lien by any subcontractor, materialman, supplier or other party who might file such lien.

2.20                  Funds Held In Trust.  Except as set forth in Schedule 2.20, the Company is not holding or in possession of any funds as trustee or in any other fiduciary capacity for the benefit of any subcontractor, materialman, supplier or other party pursuant to any state law establishing a trust or fiduciary relationship between the Company and any such party.

2.21                  Absence of Certain Changes.  Except as and to the extent set forth in Schedule 2.21 (or specifically required by the terms of this Agreement), since the date of the Company Statements there has been no:

(a)           Adverse Change.  Material adverse change in the financial condition, assets, liabilities or operations of the Company and, to the knowledge of the Shareholders, in the business prospects of the Company (a “Material Adverse Effect”);

(b)           Damage.  Loss, damage or destruction, whether covered by insurance or not, affecting the business or properties (owned or leased) of the Company;

(c)           Increase in Compensation.  Material increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), other than changes in the ordinary course of business consistent with past practices, or any bonus or other employee benefit granted, made or accrued, except those made in the ordinary course of business consistent with past practices;

(d)           Labor Disputes.  Labor dispute or disturbance, other than routine labor union or individual grievances which are not material to the business, financial condition or results of operations of the Company or the Company’s business;

(e)           Commitments.  Material commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f)           Dividends.  Declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of the Company; any redemption, purchase or other acquisition by the Company of any of its capital stock, or any security relating thereto, including any options or rights to purchase or acquire capital stock of the Company;

(g)           Disposition of Property.  Sale, lease or other transfer or disposition of any properties or assets of the Company used or useful in the Company’s business, except in the ordinary course of business;

(h)           Indebtedness.  Material indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

(i)            Liens.  Mortgage, pledge, Lien or Encumbrance made on or affecting any of the assets of the Company;

(j)            Amendment of Contracts.  Entering into, amendment, extension or termination by the Company of any material contract or lease, or any waiver of material rights thereunder, other than in the ordinary course of business;

(k)           Payments, Loans and Advances.  Any payment, loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person;

(l)            Credit.  Any change in the policies or practices of the Company with respect to the Company's business and the granting of credit;

(m)         Payments to Affiliates.  Payment to any Affiliate of the Company.  For purposes of this Agreement, the term “Affiliate” shall mean: any organization or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, either the Company; the Shareholders, officers and directors of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market;

(n)           Status of Employees.  Change in status or continuation of employment of any employee identified in Section 2.15 of this Agreement, other than changes occurring in the ordinary course of business.

(o)           Unusual Events.  Other events or conditions not in the ordinary course of business of the Company which have had a Material Adverse Effect or which would be prohibited by the terms of Section 4.1(b) hereof.

2.22                  Major Customers and Suppliers.

(a)           Major Customers.  Schedule 2.22(a) contains a list of the 10 largest customers of the Company for each of the two (2) most recent fiscal years and for the first two quarters of 2010 (determined on the basis of the total dollar amount of revenues realized by the Company) showing the total revenues realized by the Company with respect to each such customer during each such year.  Neither the Company nor the Shareholders have received notice, and the Shareholders have no knowledge of any facts, other than ordinary fluctuations in the business needs of the Company’s customers, reasonably indicating that any of the customers listed on Schedule 2.22(a) will not continue to be customers of the Company after the Closing at substantially the same terms as heretofore.

(b)           Major Suppliers.  Schedule 2.22(b) contains a list of the 10 largest suppliers to the Company for the fiscal year ending December 31, 2009 and for the first two quarters of 2010 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during such period.  Neither the Company nor the Shareholders have received notice, and the Shareholders have no knowledge of any facts reasonably indicating, or have any reason to believe, other than as a result of changes or fluctuations occurring in the ordinary course of business, that any of the suppliers listed on Schedule 2.22(b) will not continue to be suppliers to the Company after the Closing and will not continue to supply the Company with substantially the same quantity and quality of goods as historically supplied at competitive prices consistent with past pricing practices.

2.23                  Assets Necessary to Business.  Except as set forth on Schedule 2.23, the Company presently has, and at the Closing will have, good, valid and merchantable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements necessary to permit the Company to carry on the Company’s business as presently conducted.

2.24                  Power of Attorney. The Shareholders have not given any power of attorney with respect to the Company Stock, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VALIANT

As an inducement to the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Company and the Shareholders shall rely thereon, Valiant hereby represents and warrants to the Company and the Shareholders, as of the date hereof and as of each of the Initial Closing Date and any Final Closing Date (but, for the avoidance of doubt, not as of any date subsequent to the Final Closing Date), as set forth.  (Information set forth in the Schedules attached hereto specifically refers to the article and section of this Agreement to which such information is responsive.  To avoid unnecessary redundancy, an item disclosed in one Schedule need not be disclosed again in another Schedule if one disclosure satisfactorily and substantially discloses the information sought in the other).

3.1              Due Incorporation and Qualification.  Valiant is a corporation duly organized and validly existing under the laws of its state of incorporation, and has the corporate power to carry on its business as now being conducted and to own or lease its properties and assets as now owned, leased or operated by it.  Valiant is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on its business.

3.2              Authorization.  Valiant has full corporate power and authority under its articles or certificate of incorporation and bylaws, and its Board of Directors has taken all necessary corporate action to authorize it, to execute and deliver this Agreement and to consummate the transactions contemplated hereby (including execution and delivery of other agreements, instruments and documents contemplated hereby (the “Ancillary Instruments”), and assuming the due authorization, execution and delivery of this Agreement and the Ancillary Instruments by the Company, the Shareholder and any other appropriate parties, this Agreement and the Ancillary Instruments constitute and will constitute the valid and binding obligations of Valiant, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3           Corporate Documents, Etc.  Copies of the certificate or articles of incorporation and bylaws of Valiant, including any amendments thereto, which have been made available by Valiant to the Company via the SEC Edgar system are true, correct and complete copies of such instruments as presently in effect.  The corporate minute book and stock records of Valiant which have been made available to the Company for inspection are true, correct and complete in all material respects, including all transactions and actions with respect to the capital stock of Valiant.

3.4           Capitalization and Title to Company Stock.  The authorized capital stock of Valiant is as set forth in Schedule 3.4.  No shares of such capital stock are issued and outstanding except for shares identified in Schedule 3.4.  The Shares of capital stock of Valiant that are being paid as part of the Purchase Price will equate to approximately 5% of the issued and outstanding shares after the consummation of this transaction.  All shares of capital stock outstanding on the date of this Agreement are validly issued, fully paid and nonassessable and Valiant has full power and authority to convey, free and clear of all liens, encumbrances, equities, restrictions, claims and obligations of every kind (“Encumbrances”), all such shares of capital stock and, upon delivery of the Shares, as provided in Section 1.4, the Shareholders will acquire good and marketable title to Shares, free and clear of all Encumbrances.  There are no (i) securities convertible into or exchangeable for any of the capital stock or other securities of Valiant, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Valiant, or securities which are convertible into or exchangeable for capital stock or other securities of Valiant or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Valiant.  Other than the issuance of the Shares hereunder, there are no options, contracts, commitments, agreements, understandings or arrangements of any kind to purchase any ownership interest in Valiant or any of its properties, business or assets.

3.5           No Violation.  No consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable Valiant to enter into and perform its respective obligations under this Agreement and the Ancillary Instruments and to consummate the transactions contemplated hereby and thereby, and neither the execution and delivery of this Agreement and the Ancillary Instruments nor the consummation of the transactions contemplated therein will:

(a)           be in violation of the articles of incorporation or bylaws of Valiant or constitute a breach of the terms of any evidence of indebtedness or agreement relating to Valiant’s business to which Valiant is a party;

(b)           cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any asset of Valiant or Valiant Stock is subject or under any contract relating to Valiant’s business to which Valiant is a party, or permit the termination of any such contract by another person;

(c)           result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any asset of Valiant or Valiant Stock under any agreement or commitment to which Valiant is bound;

(d)           accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness of Valiant to accelerate the maturity of any such indebtedness;

(e)           conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality binding on Valiant; or

(f)            violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the properties or business of Valiant.

3.6           Financial Statements.  Attached to the Current Report on Form 8-K filed with the SEC on October 6, 2010 are copies of Valiant’s financial statements for the two fiscal years immediately preceding the date of this Agreement, which except as provided therein, were prepared from the books and records of Valiant in a manner substantially conforming to U.S. generally accepted accounting principles (“GAAP”) and present the financial condition of Valiant in accordance with GAAP as of the date thereof.

3.7           Compliance with Laws.

(i)           Compliance.  To the best of Valiant’ knowledge and belief, Valiant (including all of its operations, practices, properties, real or personal, owned or leased, and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), a violation of which, if uncured, would have a Material Adverse Effect, including, without limitation, Laws applicable to the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, Medicare and Medicaid compliance and the Environmental Laws (as herein defined).  Valiant does not own any Real Property (as herein defined).  Neither Valiant, nor to its knowledge, has any landlord of Valiant, received notice of any violation or alleged violation of, or is subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws.  To the knowledge of Valiant after due inquiry, all reports and returns required to be filed by Valiant with any governmental authority have been filed, and were accurate and complete when filed.

(ii)           Licenses and Permits.  To the best of Valiant’s knowledge and belief and except for the approval of certain “registration” states in order to sell franchises, Valiant does not require any licenses, permits, approvals, authorizations, or consents from any governmental and regulatory authorities for the conduct of Valiant’s business (as presently conducted as proposed to be conducted).  To the best of Valiant’s knowledge and belief, Valiant (including its operations, properties, whether owned or leased, and assets) (i) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents applicable to the conduct of Valiant’s business in the State of Florida, and (ii) except for such items, the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect, is and has been in compliance with all such permits and licenses, approvals, authorizations and consents applicable to the conduct of Valiant’s business outside of the State of Florida.

(iii)           HIPAA/GLB/Business Associate Compliance.   To the extent applicable to Valiant, Valiant, in its ordinary business operation, has complied and is currently in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations and with the requirements of all applicable state regulations implementing Title V of the Gramm-Leach-Bliley Act (“GLB”) that are applicable to its relationship with any Business Associate (as such term is defined in HIPAA and/or GLB).  To the extent that Valiant has access to Protected Health Information (“PHI”), and except as necessary to complete the transactions contemplated by this Agreement or for internal management and compliance purposes, Valiant agrees to not use or further disclose PHI other than as permitted or required by HIPAA or as required by law.  Valiant has developed, documented, implemented, maintained, and used appropriate safeguards to prevent disclosure of PHI other than as provided for by this Agreement.  These safeguards include proper training and discipline of workforce and restrictions on physical access.  The safeguards will be designed to preserve the integrity and confidentiality of, and to prevent intentional or unintentional non-permitted or violating use or disclosure of PHI.  Valiant agrees to mitigate, to the extent practicable, any harmful effect that is known to Valiant of a use or disclosure of PHI by Valiant in violation of the requirements of this Agreement or applicable law.  Valiant has entered into appropriate Business Associate Agreements as required by HIPAA in which it agrees to ensure that any agent, including a subcontractor, to whom it provides PHI, received from, or created or received by Valiant either directly or on behalf of any Business Associate, agrees to the same restrictions and conditions that apply through this Agreement to Valiant with respect to such information.

3.8           Litigation.  Except as set forth in Schedule 3.8, there is no action, suit, arbitration proceeding, investigation or inquiry, pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the knowledge of Valiant, threatened against Valiant or its directors (in their capacity as officers or directors of Valiant), business or assets, nor does Valiant know, or have grounds to know, of any reasonable basis for any such proceedings, investigations or inquiries.

3.9           Labor Matters.  To the best of Valiant’s knowledge and belief, Valiant is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours and authorizations, except for such matters of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.  To the best of Valiant’s knowledge and belief, Valiant has paid or caused to be paid all compensation, including bonuses and accrued vacation pay, if any, due and payable to its employees through the date hereof and will cause such amounts to be paid through the Closing Date.  To Valiant’s knowledge and belief, there is no unfair labor practice charge or complaint against Valiant pending or threatened; (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Valiant nor any secondary boycott with respect to products of Valiant; (iii) no question concerning representation has been raised or is threatened respecting the employees of Valiant; and (iv) no grievance which might have a Material Adverse Effect.

3.10         Tax Matters.

 (a)           Provision For Taxes.  The provision made for taxes on Valiant’s financial statements is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, for which Valiant may be liable at the date of such statements and for all years and periods prior thereto.  Since the date of such statements, Valiant has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

 (b)           Tax Returns Filed.  All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Valiant as of the date of this Agreement have been timely filed (or if filed late, all applicable penalties and interest have been paid) and, when filed, were true and correct in all material respects, and the taxes shown as due thereon were paid, adequately accrued or timely contested in good faith.

 (c)           Tax Audits.  The federal and state income tax returns of Valiant have not been audited by the Internal Revenue Service (“IRS”) or any state taxing authorities and Valiant has not received from the IRS or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Valiant. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

3.11         Absence of Certain Changes.  Except as and to the extent set forth in Schedule 3.11 (or specifically required by the terms of this Agreement) or as may have been reported by Valiant in its filings with the SEC, since the date of Valiant financial statements there has been no:

(a)           Adverse Change.  Material adverse change in the financial condition, assets, liabilities or operations of Valiant and, to the knowledge of Valiant, in the business prospects of Valiant (a “Material Adverse Effect”);

(b)           Damage.  Loss, damage or destruction, whether covered by insurance or not, affecting the business or properties (owned or leased) of Valiant;

(c)           Increase in Compensation.  Material increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Valiant (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), other than changes in the ordinary course of business consistent with past practices, or any bonus or other employee benefit granted, made or accrued, except those made in the ordinary course of business consistent with past practices;

(d)           Labor Disputes.  Labor dispute or disturbance, other than routine labor union or individual grievances which are not material to the business, financial condition or results of operations of Valiant or Valiant’s business;

(e)           Commitments.  Material commitment or transaction by Valiant (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f)           Dividends.  Declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of Valiant; any redemption, purchase or other acquisition by Valiant of any of its capital stock, or any security relating thereto, including any options or rights to purchase or acquire capital stock of Valiant;

(g)           Disposition of Property.  Sale, lease or other transfer or disposition of any properties or assets of Valiant used or useful in Valiant’s business, except in the ordinary course of business;

(h)           Indebtedness.  Material indebtedness for borrowed money incurred, assumed or guaranteed by Valiant;

(i)            Liens.  Mortgage, pledge, Lien or Encumbrance made on or affecting any of the assets of Valiant;

(j)            Amendment of Contracts.  Entering into, amendment, extension or termination by Valiant of any material contract or lease, or any waiver of material rights thereunder, other than in the ordinary course of business;

(k)           Payments, Loans and Advances.  Any payment, loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person;

(l)            Credit.  Any change in the policies or practices of Valiant with respect to Valiant’s business and the granting of credit;

(m)          Payments to Affiliates.  Payment to any Affiliate of Valiant.  For purposes of this Agreement, the term “Affiliate” shall mean: any organization or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, either Valiant, officers and directors of Valiant; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market;

(n)           Unusual Events.  Other events or conditions not in the ordinary course of business of Valiant which have had a Material Adverse Effect or which would be prohibited by the terms of Section 4.1 hereof.

3.12         Assets Necessary to Business.  Valiant presently has, and at the Closing will have, good, valid and merchantable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements necessary to permit it to carry on its business as presently conducted.

3.13         Non-Contravention.  Neither the execution and delivery of this Agreement nor the Ancillary Instruments nor the consummation of the transactions contemplated hereby does or will violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of Valiant by the terms of, or accelerate the maturity of or require the prepayment of any indebtedness of Valiant under, any judgment, order, decree, agreement or instrument to or by which it or any of its assets is subject or bound.

3.14         Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE IV

COVENANTS

4.1                  Conduct of Business.

(a)           Between the date hereof and the Initial Closing Date and any Final Closing Date, each party shall use its best efforts to conduct its business in the ordinary course and in such a manner so that the representations and warranties contained in Articles II and III hereof shall continue to be true and correct in all material respects on and as of the Initial Closing Date and any Final Closing Date.

(b)           The Shareholders shall cause the Company to refrain from:

(i)           incurring any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

(ii)          permitting any of its assets to be subjected to any mortgage, pledge, Lien, security interest, Encumbrance, restriction or charge of any kind, except in the ordinary course of business;

(iii)         selling, transferring or otherwise disposing of any assets, except in the ordinary course of business;

(iv)         making any capital expenditure or commitment therefor, except in the ordinary course of business;

(v)          increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business, or making any loan to any person;

(vi)         writing off as uncollectible any accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate shall be material to the Company, and write-offs taken in connection with transactions made in conjunction with this Agreement;

(vii)        granting any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business and only after prior written notice to the Buyer;

(viii)       canceling or waiving any claims or rights of substantial value;

(ix)         making any change in any method of accounting or auditing practice;

(x)          otherwise conducting the Company’s business or entering into any transaction with respect thereto other than in the usual and ordinary manner and in the ordinary course; or

(xi)          agreeing, whether or not in writing, to do any of the foregoing.

4.2                  Preservation of Business.  Each party shall (consistent with its normal business practices) preserve its business, and maintain its relationships with its present suppliers and customers.

4.3                  Notice of Events.  Each party shall promptly notify the other party of (i) any event, condition or circumstance occurring from the date hereof through the Initial Closing Date and any Final Closing Date that may reasonably be construed to constitute a violation or breach of this Agreement, or (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of such party materially misleading.

4.4                  Examinations and Inspections.

(a)           Prior to the Initial Closing Date and any Final Closing Date, the Buyer shall be entitled, through its employees and representatives, including, without limitation, the Buyer’s accountants, legal counsel, bankers and advisors, to make such inspection of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as the Buyer reasonably desires.  Any such inspections and examinations shall be conducted after reasonable notice during regular business hours and under reasonable circumstances which do not disrupt the business, properties or assets of the Company and with respect to inspections and examinations involving the property and assets of third parties, subject to the consent of such third parties and consistent with their policies.  For the purpose of facilitating such review, examination or inspection, the Company and the Shareholders shall furnish the representatives of the Buyer with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause their officers, employees, agents, accountants and attorneys to cooperate with such representatives in connection with such review and examination.

(b)           The Buyer agrees that, with respect to any information or documents obtained from the Company or the Shareholders concerning the Company’s assets, properties, customers, policies, finances, costs, sales, revenues, rights, obligations, liabilities, strategies, business and operations (“Confidential Information”), unless and until the Final Closing shall occur: (a) such Confidential Information is confidential and/or proprietary to the Company and is entitled to and shall receive treatment as such by the Buyer (except to the extent that any such information is readily ascertainable from public or published information or trade sources), and (b) the Buyer will, and will cause all of its employees, representatives, agents and advisors who have access to any Confidential Information to, hold in confidence and not disclose or use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information.  The Buyer, the Company and the Shareholders shall also each comply with the restrictions on publicity set forth in Section 9.2 of this Agreement.  If the Final Closing shall not occur, all documents and other materials obtained by the Buyer from the Company or the Shareholders immediately shall be returned. The Buyer further agrees that if the Final Closing shall not occur, neither it nor any of its Affiliates shall “misappropriate” (as such term is defined in the State of Florida’s adoption of the Uniform Trade Secrets Act or any such similar statute adopted in such state) any Confidential Information or use any Confidential Information to compete with the Company. The Buyer agrees that the damages which could result to the Company upon the Buyer’s actual or threatened breach of this Section 4.4 would be substantial but not determinable with specificity, and that injunctive relief (in addition to any form of relief at law) would be appropriate to prevent any such breach.

4.5                  Third Party Consents.  The Shareholders agree to attempt to obtain, prior to the Final Closing Date, such consents and approvals as may be required from parties to material contracts or other agreements with the Company in order to prevent the Company from suffering a Material Adverse Effect as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, preliminary approval of the transfer of the Company’s CMS Medicare Certification Number from the Centers for Medicare and Medicaid Services and from the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”).  The Buyer agrees to provide to the Shareholders such assistance and information as may be required to obtain the consents and approvals referred to above.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by the Company to assign, or the Buyer to assume and agree to pay, perform or otherwise discharge, any material contracts or other agreements if an attempted assignment or assumption thereof without the consent of a third person would constitute a breach thereof, unless and until such consent is obtained.

4.6                  Properties.  The Shareholders shall cause the Company to maintain all of its properties used in the operation of the Company’s business in customary repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all such properties, in such amounts and of such kinds as are comparable to that in effect on the date hereof.

4.7                  Books and Records.  Until the Final Closing, the Shareholders shall cause the Company to maintain its books, accounts and records in the usual manner on a basis consistent with prior years and Shareholders shall maintain reasonable access to such books and records after the Final Closing as may be reasonably required.

4.8                  Material Contracts.  The Shareholders shall cause the Company to refrain from amending, modifying or consenting to the termination of, any material contract or other material agreements of the Company or waiving any of the Company’s material rights with respect thereto.

4.9                  Severance Pay, Vacation Pay and Bonus Accruals.  No severance pay, vacation pay or bonus accruals will be payable to employees of the Company as of the Final Closing Date.

4.10                Employment Agreements with Mejer and Martinez.  At the Final Closing, the Buyer shall offer to enter into an employment agreement with Mejer and Martinez in substantially the form set forth in Exhibit D hereto (the "Employment Agreement"), and to terminate, effective as of the Final Closing Date, any existing agreement to which such individual has respecting employment with the Company.

4.11                Intentionally removed.

4.12                Tax Matters.

(a)           Tax Periods Ending on or Before Final Closing Date.  The Shareholders shall timely prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for the period from January 1, 2010 (or January 1, 2011 if the Final Closing Date occurs in 2011) to the Final Closing Date; provided, however, that, for the avoidance of doubt, it is agreed that liability for the amount of the taxes due with respect to such period shall remain with the Company.

(b)           Cooperation on Tax Matters.  Each of the Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 4.12 and in connection with any audit, litigation or other proceeding with respect to taxes.  Such cooperation shall include the retention and (upon the request of any other party) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Shareholders agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Final Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Buyer and the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer or Company so requests, the Shareholders shall allow the Buyer to take possession of such books and records.  The Buyer and the Shareholders further agree to use their reasonable best efforts to obtain, upon request, any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

ARTICLE V

CONDITIONS PRECEDENT TO
OBLIGATION OF THE BUYER TO CLOSE

The obligation of the Buyer to complete the Initial Closing and any Final Closing is subject to the fulfillment on or prior to the Initial Closing Date and any Final Closing Date of the following conditions, any of which may be waived by the Buyer only in writing:

5.1                  Completion of Due Diligence Investigation., The Buyer shall not have discovered any fact or development in the course of the Buyer’s due diligence investigation of the Company which relates to or involves the Company’s business, ownership or capital stock which would, in the reasonable judgment of the Buyer, have a Material Adverse Effect or challenge the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.2                  Representations and Covenants.  The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date and any Final Closing Date; provided, however, that the Shareholders and the Company shall not be obligated to prepare any of the Schedules required in Article II herein until any Final Closing.  The Shareholders and the Company shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article IV) required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

5.3                  Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions, that has or could reasonably be expected to have, in the opinion of the attorneys of the Buyer, a Material Adverse Effect.

5.4                  No Material Adverse Change.  The Buyer shall be satisfied, in its reasonable discretion, that since December 31, 2009, there has been no Material Adverse Effect.

5.5                  Good Standing Certificates, Etc.  The Shareholders shall have delivered all such documents or instruments with respect to the Company’s corporate existence and the Buyer’s counsel may have reasonably requested prior to the Final Closing Date.

5.6                  Consents.  Prior to any Final Closing, the Shareholders shall have obtained and delivered to the Buyer such consents as the Buyer may have reasonably requested that the Company obtain in accordance with Section 4.5 hereof, except where the failure to so obtain could not reasonably be expected to have a Material Adverse Effect.

5.7                  Employment and Other Agreements.  At the Final Closing, the Buyer shall have received the Employment Agreements specified in Section 4.10, all in a form mutually satisfactory to the Buyer and the Shareholders and executed by the parties to be bound thereby.

5.8                  Release of Liabilities.  At the Final Closing, the Buyer shall have received a certificate from the Shareholders certifying that all obligations of the Company, its subsidiaries and Affiliates including, without limitation, those debts or obligations to the Shareholders and/or its Affiliates pursuant to any contract, agreement, understanding or otherwise have been extinguished without any consideration from the Company, and the Company shall have been fully released therefrom with respect to any future liability thereon unless agreed to otherwise by the Buyer.

5.9                  Resolutions.  At the Initial Closing, there shall have been delivered to the Buyer a copy of the resolutions duly adopted by the Board of Directors of the Company and by the Shareholders (if required), and at any Final Closing, certified as accurate by an executive officer of the Company, as the case may be, as of the Final Closing Date, authorizing and approving certain corporate and organizational matters relating to the Company.

5.10                Governmental Permits and Approvals.  All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Initial Closing and any Final Closing shall have been obtained.

5.11                Shareholders’ Certificate.  There shall have been delivered to the Buyer a certificate from the Shareholders, dated the Closing Date, certifying that the representations and warranties of the Shareholders contained herein are true and correct on and as of the Final Closing Date.

5.12                Intentionally removed.

5.13                Other Documents.  The Shareholders and the Company shall have delivered all other documents, instruments or writings required to be delivered to the Buyer at or prior to the Initial Closing and any Final Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as the Buyer may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO
OBLIGATION OF THE COMPANY AND SHAREHOLDERS TO CLOSE

The obligation of the Company and Shareholders to complete the Initial Closing and any Final Closing is subject to the fulfillment, on or prior to the Initial Closing Date or any Final Closing Date, of the following conditions, any of which may be waived by the Company and Shareholders only in writing:

6.1                  Representations and Warranties.  The representations and warranties of the Buyer and Valiant contained in this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date and any Final Closing Date; provided, however, that the Buyer shall not be obligated to prepare any of the Schedules required by Article III herein until any Final Closing.  Valiant shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article IV) required by this Agreement to be performed or complied with by the Buyer on or prior to the Initial Closing Date and any Final Closing Date.

6.2                  Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions, that has or could reasonably be expected to have a Material Adverse Effect.

6.3                  Governmental Permits and Approvals.  All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Initial Closing and any Final Closing shall have been obtained.

6.4                  Resolutions.  There shall have been delivered to the Shareholders a copy of the resolutions duly adopted by the Board of Directors of the Buyer as of the Initial Closing Date, and certified accurate by an executive officer of the Buyer as of the Final Closing Date, authorizing and approving the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

6.5                  Officer’s Certificate.  There shall have been delivered to the Shareholders a certificate of the chief executive officer of the Buyer, dated the Final Closing Date, certifying that the representations and warranties of the Buyer contained herein are true and correct on and as of the Final Closing Date.

6.6                  Employment Agreements.  At the Final Closing, the Shareholders shall have received the Employment Agreements specified in Section 4.10, all in a form mutually satisfactory to the Shareholders and executed by the parties to be bound thereby.

6.7                  No Material Adverse Change.  The Company and Shareholders shall be satisfied, in their reasonable discretion, that after the execution of this Agreement, there has been no Material Adverse Effect.

6.8                  Other Documents.  The Buyer shall have delivered the Shares and all other documents, instruments or writings required to be delivered to the Shareholders at or prior to the Initial Closing pursuant to this Agreement, including, without limitation, such other certificates of authority (including good standing certificates), documents, instruments or writings as the Shareholders may reasonably request.  The Buyer shall have delivered the remaining Purchase Price specified by Section 1.2(b) and all other documents, instruments or writings required to be delivered to the Shareholders at or prior to the Final Closing pursuant to this Agreement, including, without limitation, such other certificates of authority (including good standing certificates), documents, instruments or writings as the Shareholders may reasonably requires.

ARTICLE VII

INDEMNIFICATION

7.1                  For purposes of this Article VII, it is agreed and understood that the Buyer shall not obtain recovery, nor shall the Shareholders be liable, more than one time or under more than one section of this Agreement for the same underlying claim or breach.  Survival.  The representations and warranties contained in this Agreement shall survive the Closing only until the expiration of two (2) years following the Initial Closing (however, in the event that a Final Closing occurs, the survival shall be from that date) (the “Limitations Period”); provided, however, that the representations and warranties of the Shareholders with respect to any matters set forth in Sections 2.8 or 2.17 of this Agreement shall survive for the period of time equal to the statute of limitations applicable to such matter or matters.

7.2                  Indemnification by the Shareholders.  The Shareholders shall indemnify, defend and hold harmless the Buyer and the Company (which term shall include, for purposes of this Article VII, their respective successors, assigns, directors, officers, employees and agents) against any and all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses or other liabilities (“Losses”) resulting from, arising from, or relating to (i) any breach of a representation or warranty of the Shareholders and/or the Company contained in Article II of this Agreement (but only if such indemnity is sought during the Limitations Period), (ii) any failure by the Shareholders to perform or comply with any covenant, agreement or obligation contained in this Agreement (but only if such indemnity is sought during the Limitations Period), (iii) the conduct of the business of the Company prior to the Initial Closing and Final Closing if such occurs, except to the extent such Losses were reflected in the Company Statements (but only if such indemnity is sought during the Limitations Period), and (iv) any of the matters described in Section 2.5(b) (Absence of Undisclosed Liabilities) or Section 2.9 (Litigation) hereof regardless of whether such matter(s) are set forth in Schedule 2.5(b) or Schedule 2.9. Notwithstanding the foregoing, the Buyer shall not be entitled to recover any Losses for the inaccuracy or breach of any representation or warranty by the Shareholders or the Company which was actually known or disclosed to the Buyer at or prior to the Initial Closing or Final Closing, if such occurs.

7.3                  Indemnification by the Buyer.  The Buyer shall indemnify and hold harmless the Shareholders against any and all Losses resulting from, arising from, or relating to (i) any breach of a representation or warranty of the Buyer contained in Article III of this Agreement (but only if such indemnity is sought during the Limitations Period), (ii) any failure by the Buyer to perform or comply with any covenant, agreement or obligation contained in this Agreement (but only if such indemnity is sought during the Limitations Period), (iii) the conduct of the Company on and after the Initial or Final Closing, as applicable, and (iv) any of the matters described in Section 3.8 (Litigation) hereof regardless of whether such matters are set forth in Schedule 3.8.  Notwithstanding the foregoing, the Shareholders shall not be entitled to recover any Losses for the inaccuracy or breach of any representation or warranty by the Buyer which was actually known or disclosed to the Shareholders at or prior to the Initial Closing or Final Closing, if such occurs.

7.4                  Limitations of Claims.

(a)           No indemnification pursuant to this Article VII shall be available to any party until the aggregate of all Losses exceeds $25,000.

(b)           Anything to the contrary herein notwithstanding, except for indemnification from the Shareholders pursuant to Section 7.2(iii) and/or (iv) hereof, the aggregate indemnification to be provided by any party pursuant to this Article VII shall not exceed the Purchase Price.

(c)           The amount of any Loss for which indemnification is provided under this Article VII shall be limited to the Purchase Price and shall be net of (i) any amounts recovered or recoverable by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement available as an offset against such Loss (and no right of subrogation shall accrue to any third party indemnitor, insurer or reimburser hereunder), and (iii) an amount equal to any reduction of income taxes attributable to such Loss.  If the amount to be netted hereunder from any payment required under Sections 7.2 or 7.3 is determined after payment by the Indemnifying Party of any amount required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.  Indemnification payments hereunder shall be treated as adjustments to the Purchase Price.

7.5                  Procedures.

(a)           A party seeking indemnification pursuant to Sections 7.2 or 7.3 (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party shall fail to assume the defense of the Third Party Claim within such thirty (30) day period, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim on behalf of the Indemnifying Party.  Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent.

(b)           The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

(c)           The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon five (5) days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim provided the Indemnifying Party agrees that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such judgment or settlement unless (i) the Third Party Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers), in which case such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d)           Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1                  Termination.  This Agreement may be terminated prior to the Initial or Final Closing, as applicable, as follows:

(a)           at the election of the Buyer, but only in the event that the termination under this section is the result of (i) a review of the Company’s financial statements revealing any material misstatement or that the actual revenues or profits stated therein or the gross margin provided thereby being greater than 15% less than the revenues, profits or gross margin provided by in the last year of the Company Statements described in Section 2.4 or (ii) the Company has lost its Medicare certification, ability to bill under Medicare or lost its Joint Commission on Accreditation of Healthcare Organizations accreditation, and only under these circumstances Buyer shall not be responsible for the $30,000 payment specified in Section 1.2(b) and the Shareholders will be required to return 100% of the Shares delivered to them pursuant to Section 1.2;

(b)           at the election of the Shareholders or the Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person seeking to prevent the Initial or Final Closing or consummation of any transaction contemplated by this Agreement, and either the Shareholders or the Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

(c)           by the Shareholders or the Buyer, in the event that the Final Closing has not occurred by 180 days from the date of this Agreement; and

(d)           at any time on or prior to the Initial or Final Closing Date, by mutual written consent of the parties hereto.

8.2                  Post-Termination Obligations.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force and effect, except for the last sentence of Section 1.2(b) and Sections 4.4(b) (Confidential Information), 9.2 (Announcements), 9.4 (Governing Law), 9.6 (Notice), 9.7 (Expenses), 9.8 (Entire Agreement), and 9.10 (Headings), and none of the parties hereto shall have any liability in respect of such termination, except that any party shall be liable for any material and intentional or willful violation of the representations, warranties, covenants or agreements of such party contained in this Agreement which violation led to termination hereunder.  If this Agreement is terminated prior to the Final Closing, then the Company Stock in Buyer’s possession at the time of such termination shall be returned to the Company.

ARTICLE IX

MISCELLANEOUS

9.1                  Further Action.  If, at any time following the Initial Closing and Final Closing if it should occur, any further action as may reasonably be required by the Buyer to carry out the purposes of this Agreement or to vest in the Buyer all right, title and interest in and to the Company Stock, Shareholders shall take such action.

9.2                  Announcements.  Prior to Initial and Final Closing, none of the parties hereto shall issue any press release, place any advertisement or make any other public statement relating to or in connection with this Agreement or the matters contained herein without obtaining the prior approval of all parties hereto as to the content and manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed.

9.3                  Assignment; Parties in Interest.  Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.  The Buyer may assign its rights and obligations hereunder, subject to a guaranty from the Buyer of the assignee's performance thereof, to any direct or indirect subsidiary or other entity controlled by the Buyer, or to any parent corporation of the Buyer, for purposes of consummating the transactions contemplated herein.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.

9.4                  Governing Law.  This Agreement shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

9.5                  Amendment and Modification.  The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among them.

9.6                  Notice.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)           If to Valiant, to:

Valiant Healthcare, Inc.
3111 N. University Drive, Suite 625
Coral Springs, Florida 33065
Attention:  Chairwoman
Facsimile:  (954) 757-3009

(b)           If to the Shareholders, to:

7318 SW 48th Street
Miami, Florida 33155
Facsimile:  (305) 269-0401

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S.  mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 9.6.

9.7                  Expenses.  Regardless of whether or not the transactions contemplated hereby are consummated, each of the parties shall bear its own legal expenses and the expenses of its agents in connection with the transactions contemplated hereby; provided, however, that the Shareholders shall pay the legal expenses and the expenses of the agents of the Company through the Initial Closing Date and any Final Closing Date should it occur.

9.8                  Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto (which Exhibits and Schedules are hereby incorporated herein by reference and made a part hereof) and the Ancillary Documents, embodies the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings among the parties with respect thereto.

9.9                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10                Headings.  The table of contents and article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have cause their duly authorized representatives to execute this Agreement as of the date first above written.

VALIANT HEALTH CARE, INC.

By:	/s Mirella Salem
Name: Mirella Salem
Title: Chairwoman

ATLANTIC MEDICAL SUPPLY, INC.

By:	/s/ Luis E. Mejer, Jr.
Name: Luis E. Mejer, Jr.
Title: President

Shareholders:

/s/ Luis E. Mejer, Jr.
Luis E. Mejer, Jr.

/s/ Wilfredo Enrique Martinez
Wilfredo Enrique Martinez

EXHIBIT A

PURCHASE PRICE ALLOCATION

Shareholder	Cash	Shares

Luis E. Mejer, Jr.	$750,000	750,000

Wilfredo Enrique Martinez	$750,000	750,000

EXHIBIT B

Intentionally Removed.

EXHIBIT C

Intentionally removed.

EXHIBIT D

FORM OF EMPLOYMENT AGREEMENT